Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports 14-Week Fourth Quarter and 53-Week Fiscal Year 2007 Results

Fourth Quarter Net Revenues Increase 3.4% to $1.374 Billion on a 14-Week to 14-Week Basis

Fiscal Year Net Revenues Increase 3.8% to $3.945 Billion on a 53-Week to 53-Week Basis

San Francisco, CA, March 27, 2008 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter and fiscal year ended February 3, 2008.

FOURTH QUARTER 2007 — RESULTS FOR THE 14 WEEKS ENDED FEBRUARY 3, 2008

When analyzing fourth quarter and fiscal year 2007 results, it is important to note that both time periods include an extra week in 2007 compared to 2006. The fourth quarter of fiscal year 2007 was a 14-week quarter versus the fourth quarter of fiscal year 2006 which was a 13-week quarter. Fiscal year 2007 was a 53-week year versus fiscal year 2006 which was a 52-week year. Both the 14-week fourth quarter and fiscal year 2007 ended on February 3, 2008. The fourth quarter and fiscal year 2006 ended on January 28, 2007.

Net revenues for the 14-week fourth quarter of fiscal year 2007 increased 9.5% to $1.374 billion versus $1.255 billion in the 13-week fourth quarter of fiscal year 2006. On a 14-week to 14-week basis, comparing the 14 weeks ended February 3, 2008 to the 14 weeks ended February 4, 2007, net revenues increased 3.4%, despite a comparable store sales decrease of 0.1%.

Diluted earnings per share for the 14-week fourth quarter of fiscal year 2007 increased 8.5% to $1.15 per diluted share versus $1.06 per diluted share for the 13-week fourth quarter ended January 28, 2007.

Also, during the fourth quarter of fiscal year 2007, we repurchased and retired 1,796,095 shares of our common stock at a weighted average cost of $26.52 per share and a total cost of approximately $47.6 million. These repurchases completed the 5 million share stock repurchase authorization approved by our Board in March 2007.

Howard Lester, Chairman and Chief Executive Officer, commented, “While the post-holiday macro environment continued to soften, we remained focused on the things we could control, and delivered fourth quarter earnings results at the high end of our estimates. We are pleased with these results and believe they once again reflect the strength of our brands, the marketing power of our multi-channel strategy, and our ability to execute our business in difficult economic times.”

Retail net revenues in the 14-week fourth quarter of fiscal year 2007 increased 7.7% to $846.6 million versus $785.8 million in the 13-week fourth quarter of fiscal year 2006. On a comparable 14-week to 14-week basis, retail net revenues increased 3.4%. This increase was driven by a 5.3% year-over-year increase in retail leased square footage, including 12 net new stores. Net revenues generated in the Williams-Sonoma, West Elm, Pottery Barn and Williams-Sonoma Home brands were the primary contributors to the year-over-year revenue increase. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	14 Weeks Ended
	2/03/08	2/04/07
Williams-Sonoma	1.1%	3.1%
Pottery Barn	<1.5%>	<5.3%>
Pottery Barn Kids	<2.4%>	0.2%
Outlets	4.4%	0.4%
Total	<0.1%>	<0.7%>

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the fourth quarter of fiscal year 2007 and 2006, the company excluded West Elm and Williams-Sonoma Home.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the 14-week fourth quarter of fiscal year 2007 increased 12.5% to $527.8 million versus $469.1 million in the 13-week fourth quarter of fiscal year 2006. On a comparable 14-week to 14-week basis, direct-to-customer net revenues increased 3.4%. This increase was primarily driven by increases in net revenues generated in the PBteen, Williams-Sonoma, and West Elm brands, partially offset by a year-over-year reduction in revenues in the Pottery Barn Kids, Pottery Barn and Williams-Sonoma Home brands. Internet revenues in the 14-week fourth quarter of fiscal year 2007 increased 29.1% to $368.6 million versus $285.5 million for the 13-week fourth quarter of 2006. On a comparable 14-week to 14-week basis, Internet revenues increased 18.7%. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the 14-week fourth quarter of fiscal year 2007 was 41.6% versus 43.2% of net revenues in the 13-week fourth quarter of fiscal year 2006. This 160 basis point decrease as a percentage of net revenues was primarily driven by increased markdowns, higher cost of merchandise sold due to increased raw material costs, and higher inventory-related costs, including costs associated with the start-up of a new returns processing operation, partially offset by fixed occupancy expense leverage generated by incremental revenues during the additional week in the fourth quarter of fiscal year 2007.

Selling, general and administrative expenses in the 14-week fourth quarter of fiscal year 2007 were $374.6 million or 27.3% of net revenues versus $346.3 million or 27.6% of net revenues in the 13-week fourth quarter of fiscal year 2006. This 30 basis point decrease as a percentage of net revenues was primarily driven by certain asset disposal and asset impairment costs incurred in the fourth quarter of fiscal year 2006 that did not recur in the fourth quarter of fiscal year 2007. Partially offsetting this favorability, however, were increased employment costs, primarily driven by higher incentive compensation.

The effective income tax rate in the fourth quarter of fiscal year 2007 was 37.1% versus 38.6% in the fourth quarter of fiscal year 2006. This 150 basis point decrease was primarily driven by certain favorable income tax resolutions during the fourth quarter of fiscal year 2007, partially offset by the negative current period impact of the application of FIN 48, which we implemented on January 29, 2007 (see Note 5 in Exhibit 1).

FISCAL YEAR 2007 — RESULTS FOR THE 53 WEEKS ENDED FEBRUARY 3, 2008

Net revenues for the 53 weeks ended February 3, 2008 increased 5.8% to $3.945 billion versus $3.728 billion for the 52 weeks ended January 28, 2007. On a 53-week to 53-week basis, comparing the 53 weeks ended February 3, 2008 to the 53 weeks ended February 4, 2007, net revenues increased 3.8%, including a comparable store sales increase of 0.3%.

Diluted earnings per share for the 53 weeks ended February 3, 2008, including the $0.013 per diluted share impact from the application of FIN 48, decreased 1.7% to $1.76 per diluted share versus $1.79 per diluted share for the 52 weeks ended January 28, 2007. Excluding the $0.013 per diluted share net impact from the application of FIN 48 for the 53 weeks ended February 3, 2008 and the $0.03 per diluted share net benefit from unusual business events for the 52 weeks ended January 28, 2007 (see reconciliation below), diluted earnings per share on a non-GAAP basis for the 53 weeks ended February 3, 2008 increased 0.6% to $1.77 per diluted share versus $1.76 per diluted share for the 52 weeks ended January 28, 2007.

Reconciliation of Fiscal Year 2007 GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	53 Weeks Ended Feb. 3, 2008	52 Weeks Ended Jan. 28, 2007	% YOY Increase / <Decrease>
GAAP Diluted EPS*	$1.76	$1.79	<1.7%>
Impact of Hold Everything Transition Charge (Note 1)	-	$0.023	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of VISA/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.030>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$1.76	$1.76	0.0%
Impact of FIN 48 (Note 5)	$0.013	-
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 6)*	$1.77	$1.76	0.6%

*  Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Retail net revenues for the 53 weeks ended February 3, 2008 increased 5.9% to $2.281 billion versus $2.154 billion for the 52 weeks ended January 28, 2007. On a comparable 53-week to 53-week basis, retail net revenues increased 4.3%. This increase was driven by a 5.3% year-over-year increase in retail leased square footage, including 12 net new stores. Net revenues generated in the West Elm, Williams-Sonoma Home, Pottery Barn, and Williams-Sonoma brands were the primary contributors to the year-over-year revenue increase. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Fiscal Year Comparable Store* Sales Growth by Retail Concept

Retail Concept	53 Weeks Ended
	2/03/08	2/04/07**
Williams-Sonoma	0.7%	2.9%
Pottery Barn	<0.3%>	<2.2%>
Pottery Barn Kids	<1.5%>	3.2%
Outlets	5.8%	<4.3%>
Total	0.3%	0.2%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2007 and fiscal year 2006, the company excluded West Elm and Williams-Sonoma Home.

**	Hold Everything stores are excluded from the fiscal year 2006 comparable store sales calculation as this brand’s remaining eight stores were closed in the first quarter of fiscal year 2006.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) for the 53 weeks ended February 3, 2008 increased 5.7% to $1.664 billion versus $1.574 billion for the 52 weeks ended January 28, 2007. On a 53-week to 53-week basis, direct-to-customer net revenues increased 3.0%. This increase was primarily driven by increases in net revenues generated in the PBteen, West Elm, and Williams-Sonoma brands. This increase was partially offset by a lack of 2007 revenues in the Hold Everything brand due to its shutdown in the second quarter of fiscal year 2006 and a reduction in year-over-year revenues in the Pottery Barn Kids brand. Internet revenues for the 53 weeks ended February 3, 2008 increased 19.0% to $1.104 billion versus $927.6 million for the 52 weeks ended January 28, 2007. On a 53-week to 53-week comparable basis, Internet revenues increased 15.8%. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues for the 53 weeks ended February 3, 2008 was 38.9% versus 39.9% of net revenues for the 52 weeks ended January 28, 2007. Excluding the $2.7 million or approximately 10 basis point impact of unusual business events in fiscal year 2006 (see Notes in Exhibit 1), gross margin expressed as a percentage of net revenues in fiscal year 2006 was 40.0%. This 110 basis point decrease as a percentage of net revenues was primarily driven by increased markdowns, higher cost of merchandise sold due to increased raw material costs, and higher inventory-related costs, including costs associated with the start-up of a new returns processing operation, partially offset by fixed occupancy expense leverage generated by incremental revenues during the additional week in fiscal year 2007.

Selling, general and administrative expenses for the 53 weeks ended February 3, 2008 were $1.223 billion or 31.0% of net revenues versus $1.160 billion or 31.1% of net revenues for the 52 weeks ended January 28, 2007. Excluding the $8.6 million or approximately 20 basis point net benefit from unusual business events in fiscal year 2006 (see Notes in Exhibit 1), selling, general and administrative expenses were 31.3% of net revenues in fiscal year 2006. This 30 basis point decrease as a percentage of net revenues was primarily driven by certain asset disposal and asset impairment costs incurred in the fourth quarter of fiscal year 2006 that did not recur in the fourth quarter of fiscal year 2007 and lower advertising costs due to a higher percentage of direct-to-customer revenues being generated in the Internet channel which operates at a lower advertising cost than the catalog. Partially offsetting this favorability, however, were increased employment costs, primarily driven by higher incentive compensation.

The effective income tax rate for fiscal year 2007 was 38.1% versus 38.1% for fiscal year 2006. On January 29, 2007, we implemented FIN 48 which resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate net 40 basis point increase in the effective annual income tax rate or $0.013 per diluted share during fiscal year 2007. This increase was primarily offset by certain favorable income tax resolutions during the fourth quarter of fiscal year 2007.

CASH DIVIDEND INCREASED BY 4.3%

As announced in a separate press release this morning, we have increased our quarterly cash dividend by 4.3% from $0.115 per common share to $0.12 per common share. The aggregate quarterly dividend is estimated at approximately $12.7 million based on the current number of outstanding common shares. The indicated annual cash dividend, subject to capital availability, is $0.48 per common share, or approximately $51.0 million, in fiscal year 2008 based on the current number of common shares outstanding.

STOCK REPURCHASE PROGRAM

During the fourth quarter of fiscal year 2007, we repurchased and retired 1,796,095 shares of our common stock at a weighted average cost of $26.52 per share and a total cost of approximately $47.6 million. These repurchases completed the 5 million share stock repurchase program approved by our Board in March 2007. During the 53 weeks ended February 3, 2008, we repurchased and retired 6,195,500 shares of our common stock at a weighted average cost of $30.73 per share and a total cost of approximately $190.4 million. An additional $150 million of the company’s common stock is available to be repurchased under the stock repurchase program approved in January 2008.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 27, 2008, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the Hold Everything consolidation charge, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006. They also exclude the accounting impact of the implementation of FIN 48 in fiscal year 2007. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share actual results on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our cash dividend and our stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2007 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 600 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	February 3, 2008	January 28, 2007
Assets
Current assets
Cash and cash equivalents	$118,950	$275,429
Accounts receivable - net	48,052	48,821
Merchandise inventories - net	693,661	610,599
Prepaid catalog expenses	54,907	59,610
Prepaid expenses	32,276	28,570
Deferred income taxes	91,843	70,837
Other assets	10,086	7,097

Total current assets	1,049,775	1,100,963
Property and equipment - net	981,075	912,582
Non-current deferred income taxes	44,997	18,670
Other assets - net	18,007	16,116

Total assets	$2,093,854	$2,048,331

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$197,561	$214,771
Accrued salaries, benefits, and other	95,383	85,148
Customer deposits	201,743	187,625
Income taxes payable	83,984	101,638
Current portion of long-term debt	14,734	15,853
Other liabilities	18,129	22,699

Total current liabilities	611,534	627,734
Deferred rent and lease incentives	247,836	236,604
Long-term debt	11,238	12,822
Other long-term obligations	57,523	19,740

Total liabilities	928,131	896,900
Shareholders’ equity	1,165,723	1,151,431

Total liabilities and shareholders’ equity	$2,093,854	$2,048,331

	Store Count					Average Leased Square Footage Per Store
Retail Concept	October 28, 2007	Openings	Closings	February 3, 2008	January 28, 2007	February 3, 2008	January 28, 2007
Williams-Sonoma	255	6	(5)	256	254	6,100	5,900
Pottery Barn	196	6	(4)	198	197	12,500	12,200
Pottery Barn Kids	94	1	(1)	94	92	7,900	7,900
West Elm	27	-	-	27	22	18,200	17,400
Williams-Sonoma Home	9	-	-	9	7	14,300	14,500
Outlets	16	-	-	16	16	20,500	20,200

Total	597	13	(10)	600	588	9,600	9,300

	Total Store Square Footage
	October 28, 2007	February 3, 2008	January 28, 2007
Total store selling square footage	3,529,000	3,575,000	3,389,000
Total store leased square footage	5,647,000	5,739,000	5,451,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FOURTEEN WEEKS ENDED FEBRUARY 3, 2008 AND THIRTEEN WEEKS ENDED JANUARY 28, 2007

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2007		2006
	(14 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$846,584	61.6%	$785,812	62.6%
Direct-to-customer revenues	527,771	38.4	469,121	37.4

Net revenues	1,374,355	100.0	1,254,933	100.0

Total cost of goods sold	802,530	58.4	713,365	56.8

Gross margin	571,825	41.6	541,568	43.2
Selling, general and administrative expenses	374,606	27.3	346,331	27.6

Earnings from operations	197,219	14.3	195,237	15.6
Interest (income) expense - net	(667)	0.1	(2,058)	0.2

Earnings before income taxes	197,886	14.4	197,295	15.7
Income taxes	73,322	5.3	76,231	6.1

Net earnings	$124,564	9.1%	$121,064	9.6%

Earnings per share:
Basic	$1.17		$1.08
Diluted	$1.15		$1.06
Shares used in calculation of earnings per share:
Basic	106,244		111,736
Diluted	108,130		114,353

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2008 AND FIFTY-TWO WEEKS ENDED JANUARY 28, 2007

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2007		2006
	(53 Weeks)		(52 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$2,281,218	57.8%	$2,153,978	57.8%
Direct-to-customer revenues	1,663,716	42.2	1,573,535	42.2

Net revenues	3,944,934	100.0	3,727,513	100.0

Total cost of goods sold	2,408,963	61.1	2,240,226	60.1

Gross margin	1,535,971	38.9	1,487,287	39.9
Selling, general and administrative expenses	1,222,573	31.0	1,159,786	31.1

Earnings from operations	313,398	7.9	327,501	8.8
Interest (income) expense - net	(2,942)	0.1	(9,685)	0.2

Earnings before income taxes	316,340	8.0	337,186	9.0
Income taxes	120,583	3.1	128,318	3.4

Net earnings	$195,757	5.0%	$208,868	5.6%

Earnings per share:
Basic	$1.79		$1.83
Diluted	$1.76		$1.79
Shares used in calculation of earnings per share:
Basic	109,273		114,020
Diluted	111,447		116,773

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2008 AND FIFTY-TWO WEEKS ENDED JANUARY 28, 2007

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2007	2006
	(53 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$195,757	$208,868
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	140,701	135,031
Loss on disposal/impairment of assets	4,700	17,113
Amortization of deferred lease incentives	(29,400)	(28,683)
Deferred income taxes	(31,951)	(50,751)
Tax benefit from exercise of stock options	3,922	2,545
Stock-based compensation expense	26,812	26,813
Changes in:
Accounts receivable	2,091	1,070
Merchandise inventories	(81,469)	(90,598)
Prepaid catalog expenses	4,702	(5,684)
Prepaid expenses and other assets	(8,161)	5,398
Accounts payable	(30,068)	11,981
Accrued salaries, benefits and other current and long term liabilities	5,945	(6,141)
Customer deposits	13,458	14,958
Deferred rent and lease incentives	37,675	49,079
Income taxes payable	(9,175)	18,115

Net cash provided by operating activities	245,539	309,114

Cash flows from investing activities:
Purchases of property and equipment	(212,024)	(190,980)
Proceeds from software developer reimbursement	14,770	-
Proceeds from insurance reimbursement	-	1,104
Proceeds from disposal of assets/sale of investment	285	589
Other	(281)	-

Net cash used in investing activities	(197,250)	(189,287)

Cash flows from financing activities:
Repayments of long-term obligations	(2,703)	(4,679)
Net proceeds from exercise of stock options	28,362	13,935
Excess tax benefit from exercise of stock options	5,100	4,878
Repurchase of common stock	(190,378)	(185,508)
Payment of dividends	(48,863)	(34,435)
Credit facility renewal costs	-	(218)

Net cash used in financing activities	(208,482)	(206,027)

Effect of exchange rates on cash and cash equivalents	3,714	647
Net decrease in cash and cash equivalents	(156,479)	(85,553)
Cash and cash equivalents at beginning of year	275,429	360,982

Cash and cash equivalents at end of year	$118,950	$275,429

Exhibit 1

Reconciliation of 2007 and 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Actual (14 Weeks)	FY 2007 Weighted Share Effect*	FY 2007 Actual* (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.23	$0.25	$1.15	<$0.03>	$1.76
Impact of FIN 48 (Note 5)	$0.005	$0.006	$0.005	<$0.004>	$0.001	$0.013
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements (Note 6)	$0.17	$0.24	$0.25	$1.15	<$0.04>	$1.77

	Q1 2006 Actual (13 Weeks)	Q2 2006 Actual (13 Weeks)	Q3 2006 Actual (13 Weeks)	Q4 2006 Actual (13 Weeks)	FY 2006 Weighted Share Effect**	FY 2006 Actual** (52 Weeks)
2006 GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	<$0.02>	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	-	$0.023
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	-	<$0.030>
2006 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)	$0.21	$0.25	$0.25	$1.06	<$0.01>	$1.76

	Q1 2007 Actual	Q2 2007 Actual	Q3 2007 Actual	Q4 2007 Actual	Weighted Share Effect	FY 2007 Actual
2007 % Increase / <Decrease> in GAAP Diluted EPS	<20.0%>	<23.3%>	0.0%	8.5%	-	<1.7%>
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)**	<23.8%>	<8.0%>	0.0%	8.5%	-	0.0%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)**	<19.0%>	<4.0%>	0.0%	8.5%	-	0.6%

* Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2007 is approximately $0.03 less than the sum of the diluted earnings per share by quarter. Also, due to the effect of quarterly rounding to the nearest cent per diluted share, the fiscal year 2007 calculation of non-GAAP diluted earnings per share is approximately $0.01 less than the sum of the diluted earnings per share by quarter.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge – On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of fiscal year 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. We closed our last eight Hold Everything stores at the end of the first quarter of 2006 and ceased our direct-to-customer operations at the end of the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter of fiscal year 2006. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts were included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of fiscal year 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and was included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of fiscal year 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and was included as an offset in SG&A expenses.

Note 5:	FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes (“FIN 48”) – On January 29, 2007, we implemented FIN 48 which resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate 200 basis point increase in the effective income tax rate or $0.005 per diluted share in the first quarter of fiscal year 2007, an approximate 160 basis point increase in the effective income tax rate or $0.006 per diluted share in the second quarter of fiscal year 2007, an approximate 120 basis point increase in the effective income tax rate or $0.005 per diluted share in the third quarter of fiscal year 2007, and an approximate 20 basis point decrease in the effective income tax rate or $0.004 per diluted share in the fourth quarter of fiscal year 2007. The implementation of FIN 48 resulted in a full year impact of an approximate 40 basis point increase in the effective income tax or $0.013 per diluted share.

Note 6:	SEC Regulation G – Non-GAAP Information – This table includes two non-GAAP financial measures. The first non-GAAP measure is the 2007 Diluted Earnings Per Share Excluding New Accounting Pronouncements. The second non-GAAP measure is the 2006 Diluted Earnings Per Share Excluding Unusual Business Events. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.